Exhibit 4.45

AMENDMENT 5 TO SERIES 2009-1 NOTE PURCHASE AGREEMENT

THIS AMENDMENT 5, dated as of June 21, 2010 (the “Amendment”),  is to the Series 2009-1 Note Purchase Agreement, dated as of October 23, 2009 (as amended, supplemented and otherwise modified from time to time in accordance with its terms, the “Agreement”), among TAL ADVANTAGE III LLC, a limited liability company organized under the laws of the State of Delaware (the “Issuer”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Purchaser (“WFBNA”), FORTIS BANK (NEDERLAND) N.V., as a Purchaser and DVB BANK S.E., as a Purchaser.

W I T N E S S E T H:

WHEREAS, the parties have previously entered into the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement in order to (i) provide for an increase in the Series 2009-1 Note Existing Commitment to an aggregate amount not to exceed Four Hundred Million Dollars ($400,000,000), (ii) reflect the entry of an Additional Series 2009-1 Noteholder and (iii) make certain conforming changes;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.             Defined Terms.  Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Agreement.

2.             Amendment to the Agreement.  On the Effective Date (as defined in Section 4(a) of this Amendment),

(a)           A new Section 2.5 is added to the Agreement that reads as follows:

“Section 2.5           Appointment of Managing Agent.  The Issuer hereby appoints SunTrust Bank, N.A. as a Managing Agent with respect to Series 2009-1.  The Managing Agent shall have no incremental duties or responsibilities beyond those of a Purchaser.

(b)           Section 2.3(c) of the Agreement is hereby amended to read as follows:

“(c)         On June 21, 2010, an additional Series 2009-1 Noteholder (the “June Noteholder”) shall become a party to the Series 2009-1 Supplement with an initial Series 2009-1 Note Existing Commitment of Seventy Five Million Dollars ($75,000,000).  Such increase in the aggregate Series 2009-1 Note Existing Commitment will be accomplished without any assignment or adjustment of the Series 2009-1 Note Existing Commitment of any other Series 2009-1 Noteholder as of such date.  In addition, the Issuer may, by means of a letter delivered to the Administrative Agent and the Indenture Trustee (with a copy to each Interest Rate Hedge Counterparty) on not more than one occasion after June 21, 2010 and prior to April 9, 2011, request that the aggregate Series 2009-1 Note Existing Commitments be increased by an aggregate amount not to exceed Thirty Million Dollars ($30,000,000), by issuing additional Series 2009-1 Notes to one or more commercial banks, finance companies or other Persons (each an “Additional Series 2009-1 Noteholder”).  In the event that one or more Additional Series 2009-1 Noteholders (but in any event not including the June Noteholder) shall subsequently become a party to the Note Purchase Agreement pursuant to this Section 2.3(c), then, until a Successful Syndication is completed, Wells Fargo Bank, National Association, as Series 2009-1 Noteholder (“WFBNA”), shall assign to each such Additional Series 2009-1 Noteholder (i) a portion of the then Series 2009-1 Note Existing Commitment of WFBNA in an amount equal to the Series 2009-1 Note Existing Commitment of each such Additional Series 2009-1 Noteholder (and WFBNA’s Series 2009-1 Note Existing Commitment shall concurrently be reduced by a proportionate amount), and (ii) a proportionate amount of the aggregate Series 2009-1 Principal Balance of the Series 2009-1 Notes then owned by WFBNA (and WFBNA’s Series 2009-1 Principal Balance shall concurrently be reduced by a payment in such amount from such Additional Series 2009-1 Noteholder to WFBNA (which payment shall include any accrued interest thereon)).  In this regard, a “Successful Syndication” means the Series 2009-1 Note Existing Commitment of Wells Fargo Bank, National Association shall be reduced to One Hundred Fifty Million Dollars ($150,000,000) or less.

In addition, to the extent that the Issuer issues prior to the occurrence of the Conversion Date a Series of Term Notes and a Successful Syndication has not occurred as of such Issuance Date, then the Series 2009-1 Existing Commitment of WFBNA in accordance with the provisions of the preceding paragraph by an amount such that, after giving effect to such reduction, the Series 2009-1 Note Existing Commitment of WFNBA does not exceed One Hundred Fifty Million Dollars ($150,000,000).”

(c)           The Agreement is hereby amended by amending and restating Schedule 2 to the Agreement in the form attached as Schedule 2 hereto.  Schedule 2 to the Agreement shall be automatically updated to reflect any assignments or additions of the Series 2009-1 Existing Commitment without any additional action.

(d)           Each of Three Pillars Funding LLC (“Three Pillars”) and SunTrust Bank (“SunTrust”) will be added as a Purchaser under the Agreement as of June 21, 2010.  All requests for a Series 2009-1 Advance made in accordance with the Agreement will first be presented to Three Pillars and, to the extent that Three Pillars elects, in its sole discretion, to not fund such Series 2009-1 Advance, then SunTrust will fund such Series 2009-1 Advance at the time, in the amount and subject to the terms and the conditions set forth in the Agreement.  In no event shall the sum of all unpaid Series 2009-1 Advance funded by Three Pillars and SunTrust in aggregate exceed Seventy Five Million Dollars ($75,000,000).

3.             Representations, Warranties and Covenants of the Issuer.  The Issuer hereby represents, warrants and covenants for itself (unless otherwise provided):

(i)            It is duly organized and validly existing under the laws of the jurisdiction of its organization and in good standing and duly qualified to do business in each jurisdiction where the failure to do so would have a material adverse effect upon its financial condition and business;

(ii)           It has power, and is duly authorized, to execute and deliver this Amendment, and it is authorized to perform its obligations under this Amendment;

2

(iii)          The execution, delivery and performance of this Amendment does not and will not require any consent or approval of any Governmental Authority, manager or any other Person which is not being obtained herein;

(iv)          This Amendment, when duly executed and delivered by the parties hereto, shall be legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with the terms set forth herein;

(v)           No Early Amortization Event, Event of Default or Manager Default or event which, with notice or lapse of time or both, would constitute an Early Amortization Event, Event of Default or Manager Default has occurred and is continuing, and no Early Amortization Event, Event of Default or Manager Default shall occur as a result of the execution, delivery and performance of this Amendment; and

(vi)          Each of the conditions precedent necessary to amend the Agreement as set forth herein have been, or contemporaneously with the execution of this Amendment will be, satisfied.

4.             Scope and Effectiveness of Amendment.

(a)           This Amendment and the agreements set forth herein shall be effective upon execution and delivery hereof (the “Effective Date”) and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)           On and after the execution and delivery hereof, (i) this Amendment shall become a part of the Agreement and (ii) each reference in the Agreement to “this Agreement”, or “hereof”, “hereunder” or words of like import, and each reference in any other document to the Agreement shall mean and be a reference to the Agreement as amended or modified hereby.

(c)           Except as expressly amended or modified hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

(d)           Each party hereto agrees and acknowledges that this Amendment constitutes a “Transaction Document” under the Indenture.

5.             Entire Agreement.  This Amendment represents the entire agreement between the parties with respect to the subject matter hereof.

6.             Execution in Counterparts.  This Amendment may be executed in two or more counterparts, and by different parties on separate counterparts (including by PDF file), each of which shall be an original, but all of which shall constitute one and the same instrument.

7.             Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN THE STATE NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE

3

DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

THE ISSUER:	TAL ADVANTAGE III LLC

By: TAL International Container Corporation, its manager

By:
Name:
Title:

Amendment 5 to Series 2009-1 Note Purchase Agreement

A PURCHASER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

By
Name:
Title:

Amendment 5 to Series 2009-1 Note Purchase Agreement

A PURCHASER:	FORTIS BANK (NEDERLAND) N.V.

By
Name:
Title:

By
Name:
Title:

Amendment 5 to Series 2009-1 Note Purchase Agreement

A PURCHASER:	DVB BANK SE

By
Name:
Title:

By
Name:
Title:

Amendment 5 to Series 2009-1 Note Purchase Agreement

A PURCHASER:	THREE PILLARS FUNDING, LLC

By
Name:
Title:

SUNTRUST BANK

By
Name:
Title:

Amendment 5 to Series 2009-1 Note Purchase Agreement

SCHEDULE 2

PURCHASE LIMITS

Purchaser	Purchase Limit
Wells Fargo Bank, National Association	$195,000,000
Fortis Bank (Nederland) N.V.	50,000,000
DVB Bank S.E.	50,000,000
Three Pillars Funding LLC / Sun Trust Bank(1)	75,000,000

(1)   This Purchase Limit is measured on a consolidated basis for Three Pillars Funding LLC and SunTrust Bank.